Exhibit 99.1

Best Buy Partners with Vivint Smart Home to

Launch Leading-Edge Smart Home Service

RICHFIELD, Minn. and PROVO, Utah (May 4, 2017) – Best Buy and Vivint Smart Home today announced a strategic partnership to give customers an easy way to automate and manage their homes, called Best Buy Smart Home powered by Vivint. With a nationwide rollout beginning this summer, Best Buy customers will be able to visit one of more than 400 of the chain’s large-format stores to consult with a smart home expert, design a comprehensive system, and receive professional installation and monitoring, often within 24 hours.

Guided by in-store experts, customers can select from a suite of leading smart home products from Vivint and other partners – including smart locks, lights, cameras, thermostats and more – and purchase their products upfront or take advantage of special financing. Accompanying service plans include 24/7 professional monitoring with emergency response, always-on cellular connection, 30-day video storage, online and phone support, in-home service and equipment protection. Customers also have the option to select a no-contract service plan. Vivint’s smart home platform works with voice assistants, such as Amazon Echo and Google Home, enabling consumers to control their smart home devices with their voice.

“Best Buy is all about helping customers pursue their passions and enrich their lives with the help of technology,” said Asheesh Saksena, Chief Strategic Growth Officer at Best Buy. “To deliver on that promise, we work with industry leading partners to curate the best products, services and solutions that address the everyday needs of our customers. Our partnership with Vivint is a perfect example of that strategy.”

“At Vivint, our vision from the beginning has been to deliver smart home for the mass market,” said Alex Dunn, president of Vivint Smart Home. “Together with Best Buy, we are further encouraging adoption by providing customers with a comprehensive smart home offering and a personalized retail experience.”

Best Buy has been a leader in home technology services and products for years. Last year, the company sold more than 55 million connected devices and provided in-home, in-store and online technology services nearly 16 million times.

Vivint Smart Home has more than 1 million customers and has installed more than 15 million smart home devices in North American homes. Recently named the No. 1 smart home services provider in the U.S. by Strategy Analytics, Vivint is also one of Fast Company’s World’s 50 Most Innovative Companies for 2017.

Vivint and Best Buy were also named the No. 1 and No. 2 Top Smart Home Integrators, respectively, in the 2017 CE Pro 100 List.

For more information, visit www.bestbuy.com/smarthomesecurity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements concerning the Best Buy Smart Home powered by Vivint program (the “Program”). Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent in the smart home industry, competition for smart home customers, litigation, complaints or adverse publicity, macroeconomic factors beyond the control of Best Buy and Vivint Smart Home (the “Parties”), product liability claims, increases or decreases in utility and other energy costs, increased costs related to utility or governmental requirements, cost increases or shortages in security and smart home technology products or components and the impact to the Parties’ business, results of operations, financial condition and customer experience of the Program. In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and the Parties’ ability to manage any expansion and to hire, train and retain qualified personnel, the financial viability of subscribers, changes in industry and category conditions, changes in consumer spending and debt levels, strategic initiatives of competitors and vendors, and general economic conditions (including fluctuations in housing prices, oil markets and jobless rates). Additional factors that could cause the Parties’ results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of the Annual Report on Form 10-K of Best Buy Co., Inc. for the fiscal year ended January 28, 2017 and APX Group Holdings, Inc., Vivint Smart Home’s indirect parent, for the fiscal year ended December 31, 2016, in each case as filed with the SEC, as such factors may be updated from time to time in Best Buy Co., Inc.’s and APX Group Holdings, Inc.‘s respective periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Best Buy Co., Inc.’s and APX Group Holdings, Inc.‘s respective filings with the SEC. Neither Party undertakes any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Press Contacts:

Best Buy

Paula Baldwin

(612) 231-5146

press@bestbuy.com

Vivint Smart Home

Liz Tanner

801-229-6956

liz.tanner@vivint.com

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